Exhibit 99.1

Dayforce and Thoma Bravo Discussing Possible Acquisition

Minneapolis, MN and Toronto, ON, August 20, 2025 – Dayforce, Inc. (NYSE: DAY; TSX: DAY), a global human capital management (HCM) leader that makes work life better, announced today that it is engaged in advanced discussions with Thoma Bravo regarding a potential acquisition of Dayforce by Thoma Bravo for US$70 per share. There can be no assurances as to whether an agreement for a transaction will be reached or as to the price or terms of any such transaction.

Dayforce stated that it does not intend to make additional comments or provide an update on this matter unless and until they determine that disclosure is required or otherwise appropriate.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this press release are forward looking statements. Users can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “assume”, “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release involve risks and uncertainties (many of which are beyond its control) including that any agreement with respect to a potential transaction between Dayforce and Thoma Bravo will be reached, that any potential transaction may or may not be consummated, and the timing, terms or conditions relating to any such potential transaction. Any forward-looking statement made by Dayforce or Thoma Bravo in this press release speaks only as of the date on which it is made. Neither Dayforce nor Thoma Bravo undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Dayforce

Dayforce makes work life better. Everything we do as a global leader in HCM technology is focused on enabling thousands of customers and millions of employees around the world do the work they’re meant to do. With our single AI-powered people platform for HR, Pay, Time, Talent, and Analytics, organizations of all sizes and industries are benefiting from simplicity at scale with Dayforce to help unlock their full workforce potential, operate with confidence, and realize quantifiable value. To learn more, visit dayforce.com.